Exhibit 5



                                  212-450-4000



                                                          April 2, 2002



IPALCO ENTERPRISES, INC.
One Monument Circle
Indianapolis, IN 46204

Ladies and Gentlemen:

     We have acted as special counsel to IPALCO Enterprises, Inc., an Indiana corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 7.375% Senior Secured Notes due 2008 (the "New 2008 Notes") for any and all of its outstanding 7.375% Senior Secured Notes due 2008 (the "Old 2008 Notes") and to exchange its 7.625% Senior Secured Notes due 2011 (the "New 2011 Notes" and, together with the New 2008 Notes, the "New Notes") for any and all of its outstanding 7.625% Senior Secured Notes due 2011 (the "Old 2011 Notes" and, together with the Old 2008 Notes, the "Old Notes").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that the New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and general principles of equity.

     In rendering our opinion in the preceding paragraph, we have assumed that the Company is a corporation duly existing and in good standing under the laws of the State of Indiana and has duly authorized, the New Notes.


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     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                     Very truly yours,


                                                     /s/ Davis Polk & Wardwell



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